EXHIBIT 23







            Consent of Independent Registered Public Accounting Firm
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The Board of Directors and Stockholders
Cytec Industries Inc.:

We consent to the incorporation by reference in the registration statements on Form S-8 (Nos. 33-80710, 33-83576, 33-85666, 333-62287, 333-11121, 333-45577,
333-107221 and 333-122195) and in the registration statements on Form S-3 (Nos. 333-51876, 333-52011 and 333-3808) of Cytec Industries Inc. of our reports dated February 17, 2005, with respect to the consolidated balance sheets of Cytec Industries Inc. and subsidiaries as of December 31, 2004 and 2003, and the related consolidated statements of income, stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 2004, and the related financial statement schedule, management's assessment of the effectiveness of internal control over financial reporting as of December 31, 2004 and the effectiveness of internal control over financial reporting as of December 31, 2004, which reports appear in the December 31, 2004 annual report on Form 10-K of Cytec Industries Inc.

Our report on the consolidated financial statements refers to the Company's adoption of Statement of Financial Accounting Standards No. 143, "Accounting for Asset Retirement Obligations," effective January 1, 2003 and Statement of Financial Accounting Standards No. 142, "Goodwill and Other Intangible Assets," effective January 1, 2002.

/s/ KPMG LLP

Short Hills, New Jersey
February 25, 2005